SCHEDULE 14A
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INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

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Exchange Act of 1934 (Amendment No.    )

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VERIZON COMMUNICATIONS INC.

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(Name of Person(s) Filing Proxy Statement if other than the Registrant)

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Marianne Drost	1095 Avenue of the Americas
Senior Vice President	New York, NY 10036
Deputy General Counsel &	Phone: 212.395.1783
Corporate Secretary	Facsimile: 212.597.2518

April 20, 2004

Re: Verizon Proxy Statement

Dear Institutional Investor:

We very much appreciate your continued investment and interest in Verizon. I want to assure you that Verizon has a strong and continuing commitment to outstanding corporate governance. In that regard, I am writing to advise you of the following new Verizon policy statement relating to any future adoption of a shareholder rights plan, or “poison pill”:

Verizon Communications does not currently have a shareholder rights plan, or “poison pill,” and the Board currently has no plans to adopt such a plan. However, if the Board is presented with a set of facts and circumstances which leads it to conclude that adopting a rights plan would be in the best interest of shareholders, it will seek prior shareholder approval unless the Board, exercising its fiduciary duties, determines that such submission would not be in the best interests of shareholders under the circumstances. If any rights plan is adopted without prior shareholder approval, it will be presented to shareholders within one year or expire within one year without being renewed or replaced. Any plan adopted by the Board will also contain a “sunset” provision, providing that shareholders will have the opportunity to ratify or reject the plan every three years following the date of initial shareholder approval.

Proxy Item 6 (Future Poison Pill). The Board of Directors recommends a vote AGAINST Item 6.

We believe that the new policy preserves both the Board’s ability to appropriately exercise its fiduciary duty in a timely manner and the shareholders’ ability to evaluate and act on any shareholder rights plan or ensure that it expires.

We would appreciate your taking this policy statement into account in determining your vote on Item 6 (Future Poison Pill) in the Verizon proxy statement in connection with the Annual Meeting of Shareholders on April 28th.

I would also like to take this opportunity to review with you the Board’s position on several other governance-related proposals that are expected to be presented at Verizon’s Annual Meeting.

Proxy Item 4 (Composition of Board of Directors). The Board of Directors recommends a vote AGAINST Item 4.

Verizon’s corporate governance principles are designed to emphasize independence and require that a substantial majority of the directors are independent. Specifically:

•	Verizon has established corporate governance guidelines, which include director independence standards that exceed all legal and stock exchange requirements, as well as the standards followed by Institutional Shareholder Services (“ISS”).

•	Under Verizon’s more rigorous standards the Board’s independence level exceeds 80% (9 of 11 directors).

Proxy Item 5 (Separate Chairman and CEO). The Board of Directors recommends a vote AGAINST Item 5.

As noted above, Verizon’s corporate governance structure includes a number of safeguards to ensure the independence of its members. It also provides for a number of complementary requirements to ensure that the directors have appropriate access and input to function independently.

•	The compensation, audit and governance committees are comprised exclusively of independent directors.

•	Verizon has an effective governance structure that is essentially that of rotating lead directors, with independent directors taking leadership roles in addressing fundamental governance and management matters:

•	The outside directors meet at least three times a year in executive session, without the Chairman and CEO. Executive sessions are held following most Board meetings and address, among other things, the CEO’s performance and compensation, a formal assessment of the Board’s practices and procedures, including agendas, length and scheduling of meetings, the type, content and frequency of information sent to the Board, and presentations and discussions held at Board meetings.

•	An executive session is chaired by the director who chairs the committee that has jurisdiction over the subject matter. That director approves the information, agenda and schedule for that executive session.

•	Any director has the right to call an executive session.

•	All directors receive a draft schedule of meetings for the upcoming year for their review and comment. In advance of each meeting, the directors receive for their review and comment a proposed agenda for the meeting as well as proposed materials. Each committee also receives a tentative agenda in advance of the meeting and conducts an annual assessment of its practices, procedures, materials and presentations. These procedures enable each director to have input into the content and scheduling of meetings and the materials presented to the Board and committees.

•	The board has approved and published a shareholder communication policy that provides the opportunity for investors to communicate directly with the Board as a whole, a committee, a committee chair or with any individual director.

Proxy Item 7 (Supplemental Executive Retirement Plans). The Board of Directors recommends a vote AGAINST Item 7.

Verizon’s supplemental executive retirement plans do not provide extraordinary or preferential benefits:

•	Currently, Verizon’s retirement benefit is targeted to replace approximately 40 to 45% of compensation (base and bonus). Employees who earn up to the federal limit on earnings for a qualified benefit (currently $205,000), receive their retirement benefit under the qualified pension plan. All employees who earn in excess of that amount receive their retirement benefit for that incremental amount from a supplemental pension plan.

•	Verizon’s supplemental pension plan for all senior managers, referred to as the Income Deferral Plan (IDP), only provides service credits for years that were actually worked as a senior manager and does not provide for accelerated vesting. All of the approximately 300 participants in the IDP receive benefits based on the same formula for credits regardless of their seniority.

•	Under the IDP, each year’s credits vest only after three years of service, and if a participant who is not retirement-eligible leaves before the credits are vested, those amounts are forfeited. Under the qualified plan, all benefits are vested after 5 years of service.

•	Verizon’s pay structure includes a performance-based component for all employees. For non-senior managers on average, approximately 10% of compensation is performance based. For senior managers on average, approximately 50% of compensation is performance based with the actual percentage rising to as high as 80% for the most senior participants. Because the retirement benefits under both the qualified and non-qualified plans are designed to replace compensation which is performance based, there is a performance component in determining the retirement benefit.

•	As discussed above, senior managers receive a retirement benefit targeted at replacing substantially the same percentage of compensation as that received by other employees upon retirement, and the compensation used to determine the retirement benefit is performance based.

         We have attached a letter from Hewitt Associates LLC that addresses the foregoing discussion.

We appreciate your careful consideration of the Board’s position on these issues.

Very truly yours,

Attachment

Hewitt Associates LLC
45 Glover Avenue
Norwalk, CT 06850
Tel (203) 852-1100
Fax (203) 853-2224
www.hewitt.com

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Philippines
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Venezuela

April 19, 2004

Mr. Robert A. Toohey
Verizon Communications Inc.
1095 Avenue of the Americas
New York, NY 10036

Dear Mr. Toohey:

Subject: Senior Management Retirement Benefits

This letter responds to your request for information concerning the shareholder proposal about the Income Deferral Plan (IDP). Specifically, the shareholder proposal claims that IDP provides retirement benefits to senior managers that “far exceed” the benefits provided to other managers. Based on our analysis, we conclude that Verizon currently provides retirement benefits to senior managers comparable to the benefits provided to other managers retiring today. The rest of this letter provides background and analysis concerning our conclusion.

Background
 Verizon employees participate in a qualified pension plan up to the IRS imposed pay limit, currently set at $205,000 (the “IRS Limit”). This benefit is based on the greater of a 4%-7% Cash Balance formula or a Highest Average Pay (HAP) formula for participants who had at least 10 years of service at January 1, 2002. Senior managers who earn in excess of the IRS limit receive a benefit on such excess amount under the IDP. This plan provides an individual account based benefit with annual credits representing 32% of base salary that exceeds the IRS limit plus 32% of incentive awards.

Non-senior managers who earn base salary plus incentive awards over the IRS limit are eligible for an excess plan benefit. This is a pure restoration plan which uses the same formulas as the qualified pension plan without limiting pay.

Historically, Verizon and its predecessors have targeted pay replacements of 40-45% for full career employees.

Income Deferral Plan
 The IDP was designed to target the benefits provided under the HAP formula at age 60 by using an account balance accumulation feature. The pay credits provided by IDP cannot simply be compared to the pay credits provided by Cash Balance, since the IDP was not designed to replace a cash balance-only benefit design. It is important to recognize that approximately 53% of the Verizon management population will receive the greater of the HAP formula or Cash Balance.

Mr. Robert A. Toohey

April 19, 2004

In 2008, the management HAP formula will be modified, decreasing the future rate of benefit accrual. For participants retiring from Verizon, benefits under the HAP formula are still expected to be greater than benefits under the Cash Balance formula. Therefore, the IDP will continue to be measured against the HAP formula in order to determine its ability to replace a competitive percent of a senior manager’s salary.

Pay Replacement Analysis
Following are graphs which display the pay replacements available under the formulas described above. We’ve illustrated pension benefits of Verizon’s average senior manager based on current demographics—age 49 with 20 years of service. The red line (with circles) shows the pay replacement for a non-senior manager under the HAP formula. The blue line (with x’s) shows the pay replacement for a senior manager. The green and black lines show the components that make up this senior manager’s benefits in the blue line.

The graph below shows the pay replacement for a senior manager who is promoted at age 49 to senior management without a current benefit under the Excess Plan. The senior manager’s compensation prior to promotion has always been under the IRS limit. This senior manager needs to work to 60 to receive a pay replacement greater than he/she would have received prior to promotion.

49/20 Senior Manager Promoted with no IDP Conversion

Mr. Robert A. Toohey

April 19, 2004

Because many individuals who are promoted to senior management are earning in excess of the IRS limit, the next graph shows a similar senior manager. We’ve now assumed he/she had a $50,000 excess benefit at conversion. This starting balance enables the senior manager to equal the non-senior management pay replacement a few years earlier. The greater the opening balance at promotion, the higher the projected pay replacement.

49/20 Senior Manager Promoted with IDP Conversion of $50,000

Every individual participant’s situation will be different. Senior managers who are promoted early in their career will have a longer time to accumulate value, leading to greater pay replacements. The extent to which a senior manager’s pay exceeds the IRS limit will also impact the opening IDP balance and its future growth. The value of the HAP formula will also change depending on the individual participant’s age and service relative to the formula change in 2008.

Mr. Robert A. Toohey

April 19, 2004

Certain senior managers had their prior SERP benefits under historical plans converted to an opening balance in IDP in the past. The graph below illustrates the potential value available to such a senior manager under the IDP. The IDP benefits are comparable to those provided to non-senior managers at Verizon’s average retirement age of 56.

49/20 Senior Manager with Prior SERP IDP Conversion

We studied the expected pay replacements for the current base of 280 senior managers. This analysis showed that the average pay replacement at age 55 is expected to be 32%, growing to 44% by age 60. These are generally in line with those provided to non-senior managers retiring today, particularly those who retire near Verizon’s average retirement age of 56.

Assumptions
 We included the following assumptions in our pay replacement analysis:

•	7% IDP Investment Return: To the extent that actual returns exceed this rate, pay replacements for senior managers will be greater, and lower returns will lead to lower pay replacements.

Mr. Robert A. Toohey

April 19, 2004

•	6% Annuity Conversion Rate: This rate was used to convert the IDP balance to an annuity for the pay replacement calculation. To the extent that the actual conversion rate is higher, pay replacements for senior managers will increase, just as lower rates will lead to lower pay replacements.

•	4% Salary Scale: This rate was used to project the future rate of growth of base salary and incentive awards. Pay replacements for senior managers will be lower to the extent actual salary increases exceed this assumption, and greater to the extent they are lower than the assumption.

Additional Features of IDP
 There are several additional features of the IDP plan that are noteworthy in any analysis of its value:

•	The IDP formula accumulates to greater pay replacements over longer periods of time. Verizon purposefully designed the formula this way in order to retain top senior management talent rather than losing them to retirement when the HAP formula reaches a milestone retirement age.

•	Each annual pay credit vests over three years for non-retirement eligible employees. Therefore, senior managers need to work until retirement eligibility or forfeit the 32% pay credits they received in the previous three years.

•	The portion of the IDP credit based on the incentive award helps drive Verizon’s “pay for performance” philosophy. The IDP account will grow much slower for a senior manager who receives incentives below target.

•	IDP benefits are payable from general assets of the company, and are not backed by the same guarantee as a qualified pension trust.

Mr. Robert A. Toohey

April 19, 2004

Final Thoughts
 Verizon currently provides consistent pay replacement value to senior managers as it does to non-senior managers retiring today. The retirement benefit for any given senior manager will depend on any number of variables, including but not limited to, age, years of service, length of time in IDP, future salary growth, performance-based bonus amount, investment return and converted balance.

Let us know if you have any questions.

Sincerely,

Hewitt Associates LLC

Elizabeth M. Dolan

EMD:sc
Via e-mail
cc: Mr. Marc Reed, Verizon Communications Inc.